EXHIBIT 4.1



THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
115 BROAD STREET, NEW YORK, N.Y. 10005


                                February 28, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Il. 60181


                     Van Kampen Focus Portfolios, Series 330


Dear Sirs:

The Bank of New York is acting as trustee for the Van Kampen Focus Portfolios, Series 330 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on February 28, 2002 Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-83136) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                             /s/ DESMOND O'REGAN
                                                        Assistant Vice President